EXHIBIT 10.1

2015 Alaska Communications Systems Group, Inc.

Non-Employee Director Compensation and Reimbursement Policy

Objective

The objectives of this Policy are to provide compensation to Non-Employee Directors that helps to align the interests of Non-Employee Directors with Shareholders’, and to attract and retain Non-Employee Directors that will contribute to the Company’s success and Shareholder returns.

Eligibility

Each Non-Employee Director shall be eligible to participate in the Policy. Any Non-Employee Director who becomes an employee of the Company shall not thereafter be entitled to compensation under this Policy, but shall retain all existing compensation pursuant to the terms of this Policy. Employee Directors are specifically excluded from receiving any compensation under this Policy.

Compensation Schedule

Annual Retainer

Each Non-Employee Director (excluding any Non-Employee Director serving as Board Chair) shall receive an annual cash retainer of $42,500, with members of the Audit Committee receiving $45,000 instead. Payments to be made in quarterly installments.

Each Non-Employee Director (excluding any Non-Employee Director serving as Board Chair) shall receive annually $50,000 in common shares, paid in quarterly installments, with the conversion based on the stock price on the last day of each calendar quarter (i.e., the date of grant).

Total compensation for any Non-Employee Director serving as Chair of the Board shall be an annual cash retainer of $100,000 plus $80,000 in common shares, each paid in quarterly installments, with the conversion based on the stock price on the last day of each calendar quarter (i.e., the date of grant).

The Chair of the Audit Committee shall receive an additional $15,000 annually paid in quarterly installments.

The Chair of the Compensation and Personnel Committee shall receive an additional $15,000 annually paid in quarterly installments.

The Chair of the Nominating and Corporate Governance Committee shall receive an additional $5,000 annually paid in quarterly installments.

Prior to the beginning of a calendar year, each Non-Employee Director may elect to defer all or a portion of their equity grants.

Each such Director may elect prior to the beginning of a calendar year to receive up to 100% of his/her cash compensation in common shares or equivalents thereof on the same schedule as the equity grants above.

Common Stock Holding Requirements

Each Non-Employee Director is expected to hold common stock issued by the Company equivalent to at least three times his or her annual cash retainer by the fifth anniversary of such Director’s continuous service to the Board as a Director. Company common stock shall include common stock equivalents (common stock adjusted for stock splits, stock dividends, recapitalizations, and the like). If the minimum holding period is not met within the required time frame, a Director must hold all stock granted to him or her through the compensation program until the minimum holding level is achieved. Once the guideline is achieved, if the value of the shares declines below the guideline level, each Director will be deemed in compliance as long as the related shares are not sold and future stock grants are held until the guideline is again achieved.

Payment of Compensation

Except for deferred stock, all Non-Employee Director stock and cash compensation is to be paid in equal quarterly installments for each quarter or partial quarter of service, without proration, within 30 days of the close of the calendar quarter. Payments will be delivered as directed by the Non-Employee Director.

Reimbursement of Reasonable Expenses

Reasonable expenses incurred by Non-Employee Directors that are directly associated with their provision of director services for Alaska Communications Systems Group, Inc. will be reimbursable under this Policy. Examples of reimbursable expenses include reasonable travel, food, lodging, and service expenses incurred in the course of attending Board of Director and Committee meetings.

To encourage patronage of the Company’s business customers, Directors will be reimbursed for stay in hotels specified in advance by the Company. For purposes of the reimbursement of travel expenses, “reasonable travel” includes a first class airline ticket for round trip transport along the most practicable direct route. Such airline ticket may not exceed $2,500, unless approved in advance by the Board Chair. Within reasonable limits, side trips or additional travel may be included in a Director’s itinerary. In such cases, however, the Company will reimburse no more than the lowest qualifying fare for a direct round trip available on the date the travel was arranged, with such fare documentation to be provided by the Director. Directors are at all times expected to arrange for travel at the earliest practicable time to minimize the cost of reimbursable airline ticket expense.

To encourage the continued education of the Directors, each Director may be compensated up to $5,000 annually for the costs associated with director education. This will be inclusive of all costs associated with receiving the training.

Expenses incurred by Directors in connection with matters other than the attendance of Board or Committee meetings or training shall be determined to be reimbursable by the Board Chair or Lead Director in advance of a Director’s incursion of the expenses.

Non-Employee Directors desiring reimbursement of expenses may complete a “Request for Reimbursement of Reasonable Expenses” form (Exhibit A) and submit to the Corporate Secretary no later than 30 days following the incursion of the expense. Expenses must be submitted for reimbursement within ninety (90) days of being incurred, or the right to reimbursement will be forfeited.

Administration

The Board has delegated authority to administer this Policy to the Compensation and Personnel Committee of the Board (the “Committee”), which shall have full authority to construe and interpret the Policy, to establish, amend and rescind rules and regulations relating to the Policy, and to take all such actions and make all such determinations in connection with the Policy as it may deem necessary or desirable.

The Committee has delegated day-to-day administration of Policy provisions to the Secretary of the Company.

Amendment and Termination

The Committee may amend, alter, or discontinue the Policy at any time. The Committee shall have authority to amend the Policy to take into account changes in law and tax and accounting rules as well as other developments.

Effectiveness of Policy

The Policy shall become effective on December, 2015.